VSE REPORTS SECOND QUARTER 2006 RESULTS
               Company Earns $0.84 Per Share Diluted in Quarter


       Alexandria, Virginia, July 31, 2006 - VSE Corporation (Nasdaq: VSEC) reported the following consolidated financial results for the periods ended June 30, 2006 and 2005:

VSE Corporation and Subsidiaries
Consolidated  Statements of Income (unaudited)
(in thousands, except share and per share amounts)

                               	               Three Months             Six Months
                                             2006        2005        2006        2005
                                             ----        ----        ----        ----
Revenues                                 $  94,844   $  72,682   $ 158,144   $ 138,601
Costs and expenses of contracts             91,354      69,716     152,266     133,471
                                         ---------   ---------   ---------   ---------
Gross profit                                 3,490       2,966       5,878       5,130
Selling, general and administrative
  expenses                                     295         111         418         167
Interest income, net                           (83)        (22)       (220)        (41)
                                         ---------   ---------   ---------   ---------
Income before income taxes                   3,278       2,877       5,680       5,004
Provision for income taxes                   1,251       1,112       2,168       1,935
                                         ---------   ---------   ---------   ---------
Net income                               $   2,027   $   1,765   $   3,512   $   3,069
                                         =========   =========   =========   =========
Earnings per share:
Basic                                    $     .86   $     .76    $   1.49   $    1.34
Diluted	                                       .84         .74        1.45        1.30

Weighted average shares outstanding:
Basic                                    2,366,712   2,310,864   2,364,001   2,295,182
Diluted                                  2,420,224   2,377,254   2,426,734   2,365,668


Financial Results

       VSE revenues increased about $22.2 million (up 30%) and $19.5 million (up 14%) for the three- and six-month periods compared to the same periods of last year, primarily due to maintenance and logistics services performed on VSE's Rapid Response support contract. Increased revenues from equipment refurbishment services provided to the U.S. Army Reserve and services provided by VSE's Energetics subsidiary also contributed to the Company's increases in revenues.

       VSE net income increased about $262 thousand (up 15%) and $443 thousand (up 14%) for the three- and six-month periods compared to the same periods of last year. The increases in net income were primarily due to increases in profits on certain Navy contracts, increased profits from Energetics services, and to profits associated with an increase in revenues and the ability to spread corporate fixed costs over a larger revenue base.


                                   - more -

VSE Corporation News Release (continued)

CEO Comments

       Commenting on the financial results, VSE Chairman, President and CEO/COO Don Ervine said, "VSE experienced record highs for both revenues and earnings in the second quarter of 2006. Our funded backlog of $264 million as of June 30, 2006, compared to $262 million as of March 31, 2006, has kept pace with the second quarter revenue increase, which will enable us to sustain our growth in coming quarters, and we anticipate our results for the year will exceed our results for last year. I look forward to reporting on our continued progress in the months ahead."

       Mr. Ervine added, "Our growth over the last two years has been the result of good marketing, teamwork, and the versatility of our managers and employees in identifying and responding to emerging customer requirements in a timely and professional manner. We currently have several promising bids under evaluation and we continue to pursue promising opportunities in the markets we serve."

Accounting for Stock-based Compensation

       Effective January 1, 2006, VSE adopted the fair value recognition provisions of FASB Statement 123(R) to account for stock-based compensation. As a result, VSE's net income was reduced by about $78,000 for the six-month period ended June 30, 2006, or about $.03 per share basic and diluted. Results for prior period have not been restated. On a pro forma basis, VSE net income for the six-month period ended June 30, 2005, would have been reduced by about $112,000 or about $.05 per share basic and diluted had the company adopted
SFAS 123(R) in the prior-year period.

Safe Harbor

       This news release contains statements which, to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.

       VSE provides diversified services to the engineering, energy and environment, defense, and homeland security markets from more than 20 locations across the United States and around the world. For more information on VSE services and products, please see the Company's web site at www.vsecorp.com or contact Len Goldstein, Director of Business and New Product Development at
(703) 317-5202.

News Contact: C. S. Weber, CAO, (703) 329-4770.